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                                                                    EXHIBIT 99.1

                               MAII HOLDINGS, INC.
                             6000 LEGACY DRIVE, 4-E
                             PLANO, TEXAS 75024-3601
                                 (469) 241-9587


October 10, 2001

Dear Shareholders,

        I am writing this letter to better inform all shareholders of MAII Holdings, Inc. (f/k/a Medical Alliance, Inc.) ("MAII") of the status and direction of MAII. As many of you know, effective August 23, 2001, MAII acquired Car Rental Direct.com, Inc. ("CRD") from Genesisintermedia, Inc. (NMS-GENI) ("GENI"). This transaction was structured as a merger, and Car Rental Direct.com, Inc. (which has changed its name to Car Rental Direct, Inc.) is now a wholly-owned subsidiary of MAII. In the merger, MAII paid GENI a total of $
12.3 million. Following this merger, MAII has approximately $12.5 million in cash.

         CRD was founded in October 1999 and opened its first location in November 1999. CRD currently has 19 locations in Arizona, California and Nevada and has over 1,000 vehicles in service. CRD specializes in renting vehicles to customers whose personal or corporate vehicle is out of service for an extended period of time. CRD attracts customers primarily through a referral system. Currently, CRD's referral mix is approximately 70% body shops; 15% retail; 10% dealerships and 5% insurance companies. CRD expects the insurance company referral mix to materially increase in the future as it just recently added online capabilities with State Farm Insurance Company and is working with other insurance companies.

         For the six-months ended June 30, 2001, CRD had revenues of approximately $4.23 million and an estimated net loss of $2.42 million. Since August 2001, CRD has experienced a sharp decline in its net loss and expects to break-even on a monthly basis in December, 2001, on over $1.8 million in monthly revenues. CRD's revenues come from the rental of vehicles and the subsequent disposition of rental vehicles. In August 2001, revenues from rentals of vehicles constituted 65% of CRD's revenues, while revenues from selling rental vehicles constituted the remaining 35% of CRD's revenues.

         Why purchase CRD? Management believes that CRD has a tremendous opportunity to appreciate in value. First and foremost we believe in the current management team running CRD. In a very short period the current team has transformed this company into a high-growth, well run competitor. Second, under GENI, CRD has been restrained by limited access to capital because of the leveraged balance sheet of GENI. Under MAII, this problem will be minimized as MAII has a strong balance sheet, which should result in better financing terms and better growth opportunities. Third, management believes that the long-term rental market is very attractive. Management believes that it can grow CRD at a very fast pace through both green-fielding locations and acquisitions. Management believes that CRD currently has the infrastructure in place to rapidly grow, but maintain profitability.


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         Although I will be spending a lot of time working with CRD's management team in growing CRD, I also intend to spend a considerable amount of time looking for new business opportunities for MAII. These opportunities may include the acquisition of one or more additional operating companies within or outside the car rental industry (including acquisitions in the technology and/or telecommunications sector where I have a great deal of experience). We do not intend for MAII to be holding company for a number of different operating companies but we continue to be opportunistic with our acquisition strategy. We believe more than ever that in these difficult times there are extraordinary opportunities to create value on behalf of committed investors and right now demand for investment is the highest I've seen it in my lifetime. MAII continues to seek extraordinary investment opportunities on behalf of its shareholders.

         Most of you have learned that MAII's common stock has been delisted from the Nasdaq National Market, and is currently trading on the Bulletin Board (MAII.OB). We worked hard with Nasdaq to maintain our listing but were unsuccessful. In recent months, Nasdaq has been on a campaign to delist companies that do not meet its heightened standard for listing. Our problem was that we did not have an operating company. The acquisition of CRD cured this problem, but Nasdaq would not reconsider their decision. We will continue to review listing alternatives now and in the future on the Nasdaq National Market, American Stock Exchange and/or the Nasdaq Small Cap Market.

         As a final note, last week we saw our stock price reduced to $.50 because of a "sell-out" by a stock broker of a large block of MAII stock resulting from a client's stock purchase which was not paid for. The Board of Directors subsequently agreed to purchase that stock on behalf of MAII as we feel it is a significant opportunity to accrete value to our shareholders. We purchased the stock at $1.80 per share. Our current cash (per share) value is above the purchase price, even before valuing CRD. We believe that MAII is currently undervalued and over the next few months as we are able to "tell our story", we hope to deliver significant price appreciation in MAII's stock.

         As you can tell, I am very excited about the future of MAII. I will try to keep all shareholders informed in the coming months of our activities. Thank you for your support and allowing this management team to proceed on into the future. Please call me directly with your questions or thoughts. I can be reached at (818) 902 4177.

                                                       Very truly yours,



                                                       Christie S. Tyler,
                                                       Chief Executive Officer